Pricing Supplement No. 20 dated October 3, 1997                 Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                      File No. 333-05701
Prospectus Supplement dated August 7, 1997)


                                 ADVANTA CORP.
                    VALUE NOTES (SM), SERIES A - FIXED RATE

==============================================================================
Cusip No.: 00757GAV1                                Interest Rate: 7.25%
Aggregate Principal Amount: $230,000.00             Maturity Date:  10/10/2000
Total Agents' Discount or Commission: $2,300.00     Issue Date:  10/08/97
Net Proceeds to Issuer:  $227,700.00                Trade Date:  10/03/97
==============================================================================

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                                                              Agent's Discount    Net Proceeds
              Name of Agent                Principal Amount    or Commission        to Issuer
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 Legg Mason Wood Walker, Incorporated        $155,000.00         $1,550.00          $153,450.00
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 Sage Rutty & Co.                            $ 40,000.00         $  400.00          $  39,600.00
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 Dain Bosworth, Inc.                         $ 35,000.00         $  350.00          $  34,650.00
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Interest Payment Dates:  November 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including September 15, 2000 and on the Maturity Date.

Day Count Convention:

         [X]     30/360 for the period from 10/08/97 to 10/09/2000

Redemption:

         [X]     The Notes cannot be redeemed prior to the Stated Maturity
                 Date.

         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Form:    [X]     Book Entry

Agent acting in the capacity as indicated below:

         [X]     Agent                                      [ ]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[X]      Other Provisions:  Agent:  Dain Bosworth, Inc.


[ ]      PaineWebber Incorporated

                 [X]      Legg Mason Wood Walker, Incorporated

                                                        [X]     Sage Rutty & Co.